Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of the 30th day of JUNE, 2008 and made effective as of the 31st day of DECEMBER, 2007 (the "Effective Date") by and between KEVIN KREISLER, individually, whose address is 108 Arch Street, Apartment 1201, Philadelphia, Pennsylvania 19106 (hereinafter, at times, referred to as the "Employee"), and GREENSHIFT CORPORATION (F/K/A GS CLEANTECH CORPORATION), a corporation of the State of Delaware, whose address is One Penn Plaza, Suite 1612, New York, New York 10119 (hereinafter, at times, along with any affiliated or related entities, referred to as "GreenShift"). GreenShift and Employee shall hereinafter collectively, at times, be referred to as the "Parties" or individually, at times, as a "Party" and this Employment Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS:

A.
GreenShift fulfills its mission today by developing and integrating new clean technologies into existing biofuel production facilities, by selling equipment and services based on its technologies, and by using its technologies to directly produce and sell biomass-derived oils and fuels (the "Business");

B.
GreenShift desires to obtain the continuing services of Employee in the capacity of CHIEF EXECUTIVE OFFICER and PRESIDENT of GreenShift, and Employee desires to provide services to GreenShift as its employee, in such capacities, and in accordance with the terms, conditions and covenants set forth in this Agreement; and,

C.
Employee’s holding company, Viridis Capital, LLC (“Viridis”) is the majority shareholder of GreenShift and beneficially owns 800,000 shares of GreenShift Series D Preferred Stock (the “Series D Shares”):

D.
Both Employee and Viridis have guaranteed nearly all of GreenShift’s senior bredit, in the approximate current amount of $40 million, and Viridis has pledged all of its assets, including the Series D Shares, to YA Global Investments, LP (“YA Global”), to secure the repayment by GreenShift of its obligations to YA Global;

E.
Employee and Viridis wish to obtain the consent of YA Global to the reduction and restriction of the amount of GreenShift common shares potentially issuable upon conversion of the Series D Shares based on the performance and other terms and conditions herein; and

F.
GreenShift would not have provided Employee with the opportunities, information and other benefits hereinafter described if Employee had not agreed to provide full time and exclusive services relative to the Business for GreenShift as specified hereunder for the full term hereof and pursuant to the terms, conditions and covenants of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT

A.      Employment

GreenShift hereby hires and employs Employee to serve as its CHIEF EXECUTIVE OFFICER and PRESIDENT. Employee shall have those duties and responsibilities as shall be determined, from time to time, by GreenShift's Board of Directors.

B.      Acceptance

Employee hereby accepts its employment hereunder, subject to all of the terms, conditions and covenants contained in this Agreement.

C.      Loyalty

Employee shall devote his FULL AND EXCLUSIVE TIME relative to the Business, attention and best efforts to the performance of his duties under this Agreement subject only to Employee’s duties involving the entities listed in Exhibit B. During the term of his employment under this Agreement, Employee shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of GreenShift obtained in each instance, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency's investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of GreenShift, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement, and all fees, commissions, or other income attributable to Employee's business services relative to the Business during the term of this Agreement shall inure to and belong to and be the sole property of GreenShift, as the case may be, subject to the terms and conditions set forth below.

Other than for activities related to the entities listed below in Exhibit B, Employee shall not act as an employee, consultant, independent contractor or otherwise for any other person, corporation, LLC, LLP, joint venture, partnership or other entity whatsoever nor conduct any other business whatsoever during the term of this Agreement without the express written consent of GreenShift obtained in each instance in advance except as provided herein. Notwithstanding the foregoing to the contrary, nothing herein shall prevent Employee from being a passive investor or receiving dividend or interest income or capital gains from investments, all of which GreenShift acknowledges it shall have no entitlement to. Furthermore, Employee may serve as a member of a board of directors or other organization(s) which do not compete with GreenShift and which do not pose any conflict of interest or appearance of conflict of interest, and may participate in other professional, civic, governmental organizations or activities which do not materially affect Employee's ability to carry out its full time duties hereunder. Any and all such activities shall be disclosed to GreenShift's Board of Directors, in advance, during the term of this Agreement.

D.      Location

Employee shall perform services for GreenShift at such locations as may be mutually agreed upon by the Parties from time to time.

2.	RESPONSIBILITIES OF EMPLOYEE

A.      Best Efforts

Employee shall use his best efforts on a full time and regular basis to perform those services which are customary and consistent with Employee's role with GreenShift, or as otherwise directed by GreenShift's Chief Executive Officer and assist GreenShift in a diligent and aggressive manner with the operation and growth of GreenShift and in developing and obtaining new business, acquisition targets, technologies, strategic alliances and other growth producing opportunities.

B.      Cooperation and Conduct

Employee shall work with GreenShift to assure that he and all employees of GreenShift at all times cooperate with GreenShift personnel, conduct themselves in a manner consistent with the high image, reputation and credibility of GreenShift and engage in no activities which reflect adversely on GreenShift.

C.      Reports

Employee shall furnish GreenShift, at intervals as reasonably requested by GreenShift, with all financial reports, budgets, forecasts, and such other information regarding his business efforts on behalf of GreenShift under this Agreement as GreenShift may request from time to time.

D.      Meetings

Employee shall attend any and all meetings and trade shows as reasonably required by GreenShift, at GreenShift's expense.

E.      Compliance with Laws

Employee shall comply with all applicable federal, state and local laws and regulations in performing its obligations hereunder.

F.      Business Practices

Employee acknowledges GreenShift's corporate policy prohibiting its employees from receiving or offering any gifts, rebates or other payments in connection with any GreenShift related business transaction or relationship, and hereby represents and covenants that he has not made, and will not make, any such payment(s) in connection with any GreenShift related business transaction or relationship and will notify GreenShift immediately if any party requests that any such prohibited payment be made.

3.	SCOPE AND LIMITATIONS OF EMPLOYEE'S AUTHORITY

A.      Trade Practices

At no time shall Employee make any false or misleading representations or engage in any other unfair or deceptive trade practices with respect to GreenShift. Employee shall refrain from communicating any representations, guarantees or warranties with respect to GreenShift, except such as are authorized expressly by GreenShift in writing or are set forth in GreenShift's literature.

B.      Relationship of the Parties

Employee acknowledges that he is being engaged hereunder as a full time employee of GreenShift. Employee shall not engage in any other commercial venture during the term hereof without GreenShift's prior written consent.

4.	COMPENSATION

A.      Salary

Subject to the terms hereof, the compensation to be paid by GreenShift to Employee in consideration for all services rendered hereunder shall be an annual salary of ONE HUNDRED FIFTY THOUSAND ($150,000.00) DOLLARS, U.S. currency.

(i)      Increase

The Salary shall be subject to automatic increase to TWO HUNDRED FIFTY FIVE THOUSAND ($250,000.00) DOLLARS, U.S. currency, in the event that GreenShift's revenues exceed $50 million on an annualized basis; provided, however, that GreenShift's Board of Directors shall in any event review the salaries and other compensation payable hereunder to Employee for possible increases to levels commensurate with industry standard conventions for employees having similar responsibilities as Employee. Any future increases in Executive's salary shall be made in the discretion of GreenShift's Board of Directors.

Any salaries paid to Employee may be paid by GreenShift in the form of GreenShift common stock with the written consent of Employee, or in any event in accordance with GreenShift's normal mode of payment (i.e., weekly, bi-weekly) and shall be subject to all applicable Federal and state withholdings.

B.      Vacation

Employee shall be entitled to FOUR (4) WEEKS (TWENTY (20) WORKING DAYS) of paid vacation hereunder, at times and for duration to be discussed in advance and agreed upon by GreenShift's Board of Directors.

C.      Benefit Plans

Employee shall be entitled to participate in benefit plans maintained by Employer, pursuant to the terms and conditions of such plans, if any, if approved by the Board of Directors and stockholders of Employer. At a minimum, such benefit plans shall be the same as or similar to those provided to other executives of GreenShift.

D.      Health Insurance

Employee shall be eligible for health insurance benefits (for himself, his spouse and children) provided by GreenShift in accordance with the policy in place for GreenShift, which may be modified from time to time, in GreenShift's sole and absolute discretion.

E.      Bonus

Employee's performance shall be reviewed hereunder not less than annually and GreenShift's Board of Directors may, but shall not be required to, in its sole discretion, pay Employee a bonus based upon Employee's performance hereunder.

F.      Preferred Stock; Performance Based Compensation

(1)      Amendment to Series D Preferred Stock Certificate of Designations

GreenShift, Viridis and Employee shall solicit the consent of YA Global to the amendment by GreenShift of the terms and conditions of the Certificate of Designations for GreenShift’s Series D Preferred Stock (the :Series D CD”).  Currently, the Series D CD provides for the conversion of the series D Shares into GreenShift’s fully-diluted common stock, which includes all common shares outstanding plus all common shares potentially issuable upon the conversion of all derivative securities not held by Viridis (the “Conversion Ratio”).  GreenShift, Viridis and Employee hereby agree to amend the Series D CD to reduce the amount of shares issuable upon conversion of the Series D Shares and to restrict Viridis’ ability to convert the Series D Shares based on the terms set forth herein provided that no such amendment shall be filed or in any way be made effective until and unless each of the following conditions have been satisfied:

a)
GreenShift shall have completed a minimum of FIFTY MILLION ($50,000,000) in new financing (not including any financing closed prior to March 31, 2008) to support the construction of GreenShift’s various corn oil extraction and biodiesel production projects;

b)	YA Global has either given its prior written consent or has been fully paid off;

c)
All guarantees executed by Employee and Viridis for the benefit of GreenShift and/or any of its subsidiaries and/or affiliates shall have been discharged and/or removed such that neither Employee nor Viridis retains any continuing liability for any such guarantee; and

d)
There shall have occurred no event of default by GreenShift and/or any of its subsidiaries and/or affiliated of any of its or their obligations to any of its or their secured creditors, nor any sale, assignment or other transfer of any secured debt issued by GreenShift and/or any of its subsidiaries and/or affiliates in the absence of Employee’s and Viridis’ written consent.

(2)           Restrictions on Conversion

Upon satisfaction of the conditions set forth in Section 4(F)(1) above and otherwise herein, the Conversion Ratio of the Series D Shares shall be amended to provide for the fixed conversion of each ONE (1) share of Series D Preferred Stock into ONE HUNDRED FIFTY SIX (156) shares of GreenShift common stock (the “Amended Conversion Ratio”); and (b) the conversion of the Series D Shares shall be restricted such that the Series D Shares shall only be convertible into GreenShift common shares at the Amended Conversion Ratio shall only be permissible on a pro-rated basis in conjunction with GreenShift’s realization of FIFTY MILLION DOLLARS ($50,000,000) in annualized earnings before interest, taxes, depreciation and amortization and non-cash and non-recurring items (“EBITDA”) (the “EBITDA Target”). GreenShift’s annualized EBITDA shall be measured on a quarterly basis and a copy of the relevant calculation shall be provided to Viridis with a statement of account detailing the amount of the Series D Shares originally issued to Viridis, the amount of Series D Shares then-held by the Employee, and the amount of Series D Shares that Viridis may convert. Upon the submission to GreenShift by Viridis of a completed written notice of conversion (each a "Series D Conversion Notice"), a copy of which Series D Conversion Notice is attached hereto as Exhibit A, GreenShift shall, within no more than FIVE (5) days following the submission of each such Series D Conversion Notice, issue to Viridis the relevant number of GreenShift common shares (which shares shall be either registered or issued pursuant to an applicable exemption from registration).

(3)           Effect of Termination

In the event of the termination or expiration of this Agreement, and for so long as the Series D Shares remain outstanding at the time of any such termination or expiration, and notwithstanding any other provision hereof to the contrary, any outstanding Series D Shares held by Viridis (and/or its designee or Employee’s successor(s), trustee(s), guardian(s), or estate as relevant) at the time of any such termination shall automatically convert into the appropriate number of GreenShift common shares based on (x) Conversion Ratio if the conditions set forth in Section 4(F)(1) have not been satisfied, or (y) the Amended Conversion Ratio if the conditions set forth in section 4(F)(1) have been satisfied (notwithstanding any restrictions on conversion stated in Section 4(F)(2) above) and all such common shares shall be issued to Viridis within no more than FIVE (5) days following any event of termination.

G.      Technology Invention

GreenShift is a technology-centric company and its continued evolution will require the continued development of technologies that enhance earnings and are accretive to GreenShift's shareholder wealth. Employee shall, as part of its duties hereunder, strive to continuously improve GreenShift's technologies, operations and production facilities and to assist with the development of strategically compatible new technologies.

(1)           Significant Employee Invention

In the event that Employee invents a new technology that increases GreenShift's EBITDA by more than TEN MILLION DOLLARS ($10,000,000) per year for at least ONE (1) year (the "Threshold Condition"), which increase is demonstrated by the realization by GreenShift of EBITDA at this annualized run rate for a minimum of SIX (6) consecutive months (each a "Significant Employee Invention"), then Employee shall receive FIVE PERCENT (5%) of the annualized incremental EBITDA earned by the Company by virtue of any and all use of the Significant Employee Invention (the "SEI Royalty") for so long as such Significant Employee Invention continues to produce EBITDA for GreenShift of at least TEN MILLION DOLLARS ($10,000,000) per year.

(2)      Extraordinary Employee Invention

In the event that Employee invents a new technology that increases GreenShift's EBITDA by more than FIFTY MILLION DOLLARS ($50,000,000) per year for at least ONE (1) year (the "Extraordinary Threshold Condition"), which increase is demonstrated by the realization by GreenShift of EBITDA at this annualized run rate for a minimum of SIX (6) consecutive months (each a "Extraordinary Employee Invention"), then Employee shall receive TEN PERCENT (10%) of the annualized incremental EBITDA earned by the Company by virtue of any and all use of the Extraordinary Employee Invention (the "EEI Royalty") for so long as such Extraordinary Employee Invention continues to produce EBITDA for GreenShift of at least FIFTY MILLION DOLLARS ($50,000,000) per year.

(3)           Qualification; Commitment of Research and Development Resources

GreenShift's Board of Directors shall, in its sole discretion, determine whether or not any potential invention is qualified for GreenShift's commitment of research and development resources. The failure by GreenShift's Board of Directors to commit resources to the development of any proposed Employee invention shall, under no circumstance, constitute grounds for any termination of this Agreement.

(4)           Lead Inventor; Co-Development

In the event that Employee is the original inventor of any Significant Employee Invention and/or Extraordinary Employee Invention but then relies on other GreenShift employees to assist in the development of the Significant Employee Invention and/or Extraordinary Employee Invention, then Employee shall receive FIFTY PERCENT (50%) of the relevant and applicable SEI Royalty and/or EEI Royalty and Employee's co-developers shall receive the remaining FIFTY PERCENT (50%) of the relevant and applicable SEI Royalty and/or EEI Royalty on a pro-rated basis.

(5)           Form of Payment

Any SEI Royalties and/or EEI Royalties payable hereunder shall be paid in the form of cash on a quarterly basis after the Threshold Condition has been met.

(6)           Ownership of Employee Invention

The Employee agrees that GreenShift shall be the exclusive owner of any Significant Employee Invention, Extraordinary Employee Invention, and/or any other intellectual properties developed by Employee during the Term hereof.

NOTWITHSTANDING THE OTHER SURVIVAL PROVISIONS HEREOF, AND FOR AVOIDANCE OF ANY DOUBT, GREENSHIFT'S OBLIGATION UNDER THIS SECTION 4 SHALL SURVIVE THE EXPIRATION OR ANY TERMINATION OF THIS AGREEMENT AND SHALL CONTINUE TO REMAIN IN FULL FORCE AND EFFECT FOR SO LONG AS GREENSHIFT CONTINUES TO USE THE SIGNIFICANT EMPLOYEE INVENTION AND/OR EXTRAORDINARY EMPLOYEE INVENTION; AND, IN THE EVENT OF THE TERMINATION HEREOF UNDER CIRCUMSTANCES INVOLVING THE EMPLOYEE'S DISABILITY, INCAPACITATION OR UNTIMELY DEATH, ALL SUCH ROYALTIES SHALL CONTINUE TO BE PAID TO EMPLOYEE'S TRUSTEE(S), GUARDIAN(S), SURVIVORS OR ESTATE ON BEHALF OF EMPLOYEE FOR SO LONG AS GREENSHIFT CONTINUES TO USE THE SIGNIFICANT EMPLOYEE INVENTION AND/OR EXTRAORDINARY EMPLOYEE INVENTION.

H.      Specific Performance

GreenShift and Employee agree that any breach of Section 4(F) or Section 4(G) hereof is likely to cause Employee substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, GreenShift, Viridis and Employee agree that Viridis and Employee, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement including Section 4(F) or Section 4(G) hereof.

5.	EMPLOYEE'S BUSINESS EXPENSES

Employee shall be reimbursed for normal and necessary business expenses incurred in connection with his business efforts on GreenShift's behalf hereunder. Said expenses shall be presented to GreenShift in accordance with its customary policy for approval and shall be promptly reimbursed.

6.	TAXES

GreenShift shall withhold all applicable employment taxes, including Federal and state income taxes, Social Security and unemployment taxes, disability or any similar taxes or other payments, with respect to amounts earned or received by Employee hereunder.

7.	COVENANTS

A.      Confidential Information

Employee acknowledges that during the term of this Agreement and otherwise during the course of performing services for GreenShift, Employee shall have access to certain written and nonwritten information which GreenShift considers confidential and proprietary ("Confidential Information"). In consideration for Employee being granted access to such Confidential Information and for the other benefits hereunder, Employee hereby agrees that, during the term of this Agreement and thereafter for a period of THREE (3) YEARS, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of GreenShift obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information. As used in this Paragraph, "Confidential Information" shall mean any information relating to the business or affairs of GreenShift which is not generally known to the public, including, but not limited to, product or business plans, improvements and developments, GreenShift financial statements; customer and potential customer identities; names and qualifications of GreenShift employees, suppliers; pricing methodologies and profit margins, including information regarding competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by GreenShift in connection with its business, and the existence and terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information, which is or becomes in the public domain through no wrongful act on the part of Employee or its employees or agents.

B.      Non-Solicitation

For a period of THREE (3) YEARS after the termination of Employee's relationship with GreenShift hereunder, without regard to the manner and method of termination (other than the death of Employee), he shall not, without the prior written consent of the GreenShift, which consent shall not be unreasonably withheld, obtained in each instance, solicit business, accept business from, or deal with any client, customer, supplier, vendor, manufacturer, fulfillment company, distributor or other business account (or prospective account which GreenShift has in development) of GreenShift in the capacity of a salesman or in any other capacity which could negatively impact GreenShift's sales or relationships with its customers, clients, vendors, suppliers, manufacturers or other business relationships, nor shall he solicit for employment any person who was or is an employee of GreenShift or any affiliated or related entity of GreenShift at any time prior to or during the term of this Agreement. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then, such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Employee from accepting employment, whether full time or part time with any company, entity, individual who was not a client of GreenShift at the time of termination or who is not in a consulting business, as a member of such company's in-house staff.

C.      Covenant Not To Compete

Employee agrees that during the term of this Agreement, and for a period of THREE (3) YEARS. following the termination of his relationship with the GreenShift hereunder, regardless of the method or manner of such termination, unless such termination is initiated by GreenShift without cause, he shall not, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit his name or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the Business wherever GreenShift conducts operations with one or more of GreenShift's proprietary technologies and/or processes, including, for example and without limitation, GreenShift's corn oil extraction technologies and processes. Employee acknowledges that GreenShift intends to conduct business throughout the United States of America and therefore requires the geographic breadth of the foregoing restriction. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent Employee from accepting employment, whether full time or part time with any company, entity, individual who was not a client of GreenShift at the time of termination or who is not in a consulting business, as a member of such company's inhouse staff.

D.      Equitable Remedies

The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of GreenShift and are considered by the Employee to be reasonable for such purpose. The Employee acknowledges and agrees that any breach of this Section 7 is likely to cause GreenShift substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees and consents that GreenShift, in addition to such other remedies which may be available, shall have the right to obtain temporary or permanent injunctive relief (along with reasonable legal fees and costs provided GreenShift is the prevailing party) restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 without the necessity of proof of actual damages. Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

8.	DURATION OF AGREEMENT/TERMINATION/SURVIVAL

A.      Duration

Except in the case of earlier termination, as hereinafter specifically provided, the term (the "Employment Period") of this Agreement shall be as of the date first above written (the effective date hereof) through and including FIVE (5) YEARS from the date first above written; provided, however, that after expiration of the employment period, this Agreement and the Employment Period shall automatically be renewed each January 1 for successive one-year terms so that the remaining term of this Agreement and the Employment Period shall continue to be one year at all times after expiration of the employment period unless the GreenShift or the Employee delivers written notice to the other party at least SIXTY (60) DAYS preceding the expiration of the Employment Period or any one-year extension date of the intention not to extend the term of this Agreement.

B.      Termination

Either Employee or GreenShift may terminate this Agreement at will, with or without cause, at any time during the employment period or any extension term (hereinafter referred to as the "Termination Date"). If the termination is without cause, SIXTY (60) DAYS advance written notice must be provided by the terminating Party to the other Party. EACH PARTY ACKNOWLEDGES THAT SUCH TIME PERIOD IS ADEQUATE TO ALLOW IT TO TAKE ALL ACTIONS REQUIRED TO ADJUST ITS BUSINESS OPERATIONS IN ANTICIPATION OF TERMINATION. If the termination is for Cause, no advance notice shall be required, but may be provided at the option of the terminating Party. In the case of termination by Employee, Cause shall exist if GreenShift breaches any provision of this Agreement or any other agreement to which Employee, Viridis and/or GreenShift are parties. In the case of termination by GreenShift, Cause shall exist if Employee acts in any way damaging or detrimental to the business or business reputation of GreenShift or in any manner which GreenShift believes, in its' sole and absolute discretion, to be damaging or detrimental to or not in compliance with the professional manner in which GreenShift conducts its business or otherwise based upon poor performance hereunder as determined by GreenShift's Board of Directors. Notwithstanding the operation of the terms hereof pertaining to the obligations of GreenShift under circumstances involving any termination or other expiration of this Agreement, if this Agreement is terminated or expires for any reason, with or without Cause, then GreenShift shall pay Employee an amount equal to the greater of: (a) all salary and other compensation payable for the balance of the Employment Period of this Agreement; and, (y) all amounts paid, loaned or contributed by Employee, Viridis, Employee’s trust formed for the benefit of his wife, or any entity owned by any of the foregoing (collectively with the Employee and Viridis, the “Employee parties”), from and after April 1, 2005 to GreenShift and any of GreenShift’s present and former parents, subsidiaries and affiliated entities, and/or any of its employees, which have not been repaid in cash or GreenShift stock at the time of any such termination or expiration (the “Unpaid Employee Capital”)(a schedule of the balance of Unpaid Employee Capital as of June 30, 2008, is provided in Exhibit C to this Agreement). In the event that Employee terminates this Agreement without Cause, or in the event that GreenShift terminates this Agreement with Cause, then GreenShift shall pay the amount required by this paragraph to Employee (or Employee’s designee) in U.S. cash funds on a bi-weekly basis at the annualized rate equal to Employee’s gross salary at the time of such termination or expiration of this Agreement. In the event that Employee terminates this Agreement for Cause, or in the event that GreenShift terminates this Agreement without Cause (including, by not extending the Employment Period under Section 8(A) or otherwise), then GreenShift shall pay the entire amount required by this paragraph to Employee (or Employee’s designee) in U.S. cash funds at the time of any such termination or expiration of this Agreement. In any event in which GreenShift is required to pay Employee any amount under this paragraph, the amount not paid to Employee at the time of any termination or expiration of this Agreement shall be recorded by GreenShift as a convertible promissory note (the “Note”).  In the event that Employee terminates this Agreement without cause, or in the event that GreenShift terminates this Agreement for Cause, then the Note shall mature on the THIRD (3rd) anniversary of any such termination, bear interest at the minimum allowable rate, and be convertible at Employee’s sole option into GreenShift common stock at a rate equal to 100% of the lowest volume weighted average market price for GreenShift common stock for the 20 days preceding any such conversion. In the event that Employee terminates this Agreement for Cause, or in the event that GreenShift terminates this Agreement without Cause, then the Note shall be payable upon demand, bear interest at 12% per annum, and be convertible at Employee’s sole option into GreenShift common stock at a rate equal to 80% of the lowest volume weighted average market price for GreenShift common stock for the 20 days preceding any such conversion. Except under any circumstances involving the Employee’s disability, incapacitation or untimely death, in which case this Agreement and all rights inuring to the benefit of Employee hereunder may be assigned to Employee’s trustee(s), guardian(s), survivors or estate, at their or its sole option, Cause shall exist for termination by either Party if the other Party assigns or attempts to assign this Agreement, except as permitted hereunder, liquidates or terminates its business, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding, commits any crime (felony or misdemeanor) or has any investigation or other governmental inquiry brought against it.

ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, OR IN ANY SCHEDULE, CERTIFICATE, DOCUMENT OR STATEMENT DELIVERED PURSUANT HERETO, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN RELIED UPON (AND NOT BE AFFECTED IN ANY RESPECT BY) THE TERMINATION OF THIS AGREEMENT.

9.	ASSIGNMENT

No Party may assign, transfer or sell all of any of its rights under this Agreement (or delegate all or any of its obligations hereunder) without the prior written consent of the other Party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

10.	WAIVER

The waiver by either Party of any of its rights or any breaches of the other Party under this Agreement must be in writing to be effective and any such waiver in a particular instance shall not be construed as a waiver of the same or different rights or breaches in subsequent instances. All remedies, rights undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other.

11.	NOTICES

All notices and demands of any kind which either GreenShift or Employee may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by personal delivery, by certified mail-return receipt requested or by commercial courier service, at the addresses set forth in this Agreement or at such other addresses as may be designated hereafter by the Parties in writing. If by personal delivery or commercial courier, service shall be deemed complete upon the delivery date. If by certified mail, service shall be deemed complete upon the date of the mailing.

12.	SEVERABILITY

In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

13.	PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter. Each party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein and the Parties will not rely on any future oral representations, inducements, promises or agreements unless embodied in a written amendment hereto. Any and all prior or contemporaneous, written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement expressly are superseded and canceled by this Agreement. Except as otherwise provided herein, this Agreement may not be amended, modified or supplemented, except by a written instrument signed by both parties hereto. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

15.	COUNTERPARTS

This Agreement may be executed in ONE (1) or more counterparts, each of which will be deemed to be any original copy of this Agreement and all of which, taken together, shall be deemed to constitute ONE (1) and the same Agreement.

16.	CONSENT TO JURISDICTION

GreenShift and Employee hereby submit and consent to the exclusive venue and jurisdiction of the  State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement.

17.	INDEMNITY.

In consideration of the financial accommodations provided by the Employee Parties to GreenShift previously and hereunder, and notwithstanding any termination or expiration of this Agreement, GreenShift shall defend, protect, indemnify and hold harmless the Employee Parties, and all of their shareholders, members, managers, officers, directors, employees and agents (collectively, the “Indemnities”) from and against Indemnified Liabilities incurred by the Indemnities, or any of them, that result from, arise out of, or relate in any way to (i) any investment provided by the Employee Parties to GreenShift and/or any of its present or former parents, subsidiaries and affiliates, (ii) this Agreement and any Note which may be issued in accordance with the terms hereof, (iii) any other instrument, document or agreement executed with YA Global or any creditor of GreenShift, or by Employee or Viridis in connection with any guaranty of any obligation of GreenShift. The term “Indemnified Liabilities” shall mean any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and any and all expenses incurred in connection therewith, including reasonable attorneys’ fees and disbursements.

18.	ADVICE OF COUNSEL

THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first appearing above by their duly authorized officers, as set forth below.

GREENSHIFT CORPORATION (F/K/A GS CLEANTECH CORPORATION)

By: /s/ David Winsness
       DAVID WINSNESS
       Director, Executive Vice President

EXECUTIVE

By: /s/ Kevin Kreisler
       KEVIN KREISLER
       Individually

EXHIBIT A

SERIES D CONVERSION NOTICE

(To be executed by the Employee in order to convert Series D Shares)

TO:           GREENSHIFT CORPORATION (F/K/A GS CLEANTECH CORPORATION)

The undersigned hereby irrevocably elects to convert the below indicated amount of Series D Shares into shares of GreenShift Corporation (f/k/a GS CleanTech Corporation) ("GreenShift") common stock, according to the conditions provided for in that certain Employment Agreement by and between the holder of the Series D Shares and GreenShift (the "Employment Agreement"), as of the Conversion Date written below.

Conversion Date:

Total Employee Series D Preferred Shares:

Amount of Employee Series D Preferred Shares that may
be Converted Pursuant to the Employment Agreement:

Amount of Employee Series D Preferred Shares to be
Converted Pursuant to this Series D Conversion Notice:

Amount of Employee Series D Preferred Shares
Remaining After Conversion Hereunder:

Employee Name:

Employee Signature:

SPECIAL INSTRUCTIONS

Please issue the shares of GreenShift common stock to be issued hereunder in the following name and to the following address and/or account:

Employee Brokerage Account DTC
Participant Code (if applicable):

Employee Brokerage Account
Number (if applicable):

EXHIBIT B

Acknowledgement of and Consent to Employee’s Affiliations:

➢	Viridis Capital, LLC, Managing Member
➢	Carbonics Capital Corporation (f/k/a GreenShift Corporation), Chairman and senior officer
➢	EcoSystem Corporation (f/k/a GS Energy Corporation), Chairman and senior officer

Schedule of Unpaid Employee Capital from and after April 1, 2005:

➢	$2,625,763	Notes Payable, Candent Corporation & Viridis Capital (Contributed in 2007)
➢	$1,199,078	Notes Payable, Candent Corporation & Viridis Capital (outstanding at 6/30/08)
➢	$1,100,000
Note Payable, Kerns Manufacturing ($797,639 paid by Candent Corporation on 2/5/08; $302,361 by Minority Interest Fund (II), LLC on 2/15/08; judgment satisfied to meet funding condition of YA Global $10MM revolving line of credit for construction of corn oil extraction facilities; conversion shares subject to lock-up preventing any sale; amount subject to indemnification agreement between GreenShift and each party)